Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE July 22, 2009	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

➢	17 percent sequential orders increase from Q2; 31 percent year-over-year decline due to weak economy

➢	Strong operating cash flow of $21 million resulting from lower working capital utilization

➢	22 percent revenue decrease on lower backlog and order volume year over year

➢	EPS before discontinued operations down 70 percent on lower volume, including severance charges totaling $0.05 per share, consistent with full year outlook

➢	Fiscal 2009 full-year revenue and EPS outlook affirmed, excluding anticipated Q4 severance charges

Eden Prairie, Minn., July 22, 2009 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2009 third quarter financial results. “We are encouraged by the sequential improvement in orders this quarter. At the same time, our financial results support our view that we are in the midst of a fundamental market reset,” said Laura B. Hamilton, chief executive officer and chair. “Accordingly, we continue to take the steps necessary to both resize our business as well as invest in key growth areas as we look to the future. We remain confident we will continue to manage through this economic challenge and position ourselves for long term success.”

Third Quarter Results

On a sequential basis, orders increased 17 percent compared to second quarter 2009, driven by the Test organic business. Backlog decreased 7 percent to $163 million.

On a year-over-year basis, orders totaled $80.7 million, a decline of 31 percent, due to lower volume in the Test segment in the Americas and Europe, and lower volume in the Sensors segment across all geographies. This includes a 34 percent negative impact from the decline in the organic business and a 2 percent negative impact from currency translation, partially offset by a 5 percent benefit from SANS, our recently acquired Chinese subsidiary.

Revenue was $90.8 million, a decrease of 22 percent compared to the previous year. This includes a 21 percent decline in the Test organic business, a 38 percent decrease in the Sensors business and a 3 percent negative impact of currency translation, partially offset by a 6 percent benefit from SANS.

Gross profit was $34.6 million, down 27 percent compared to third quarter last year. The gross margin rate was 38.1 percent, 2.3 percentage points lower than in the prior year, driven by weaker volume and severance charges. SANS positively impacted the margin rate in the quarter by 0.2 percentage points.

Income from operations was $4.8 million, a decrease of 68 percent compared to the prior year. This was primarily driven by lower gross profit and the previously mentioned severance charges, partially offset by reduced operating expenses. Operating expenses decreased 8 percent, or $2.7 million. Excluding SANS, operating expenses were down 16 percent, or $5.3 million, resulting from a reduction in the number of employees and lower discretionary spending.

MTS News Release

As previously announced, in the third quarter, MTS approved a plan for an additional capacity-related reduction in its workforce in response to the continued weakness in industrial capital spending. The actions impacted approximately 65 positions and resulted in a pretax severance charge of $1.2 million, or $0.05 per share. The year-to-date pre-tax severance charges totaled $4.0 million, or $0.17 per share. The Company also previously announced that, combined with these actions, it anticipates further workforce and cost reduction actions in the fourth quarter related to material sourcing and process and structure improvements. Combined, these actions will result in annual savings of $15-20 million for fiscal 2010.

Earnings from continuing operations decreased 70 percent to $0.19 per diluted share on income of $3.1 million. Lower income from operations and unfavorable net interest, primarily resulting from reduced interest rates in Europe, negatively impacted earnings from continuing operations by $0.42 and $0.06, respectively. Net income totaled $3.1 million, or $0.19 per diluted share, a decrease of 75 percent compared to the prior year. During the third quarter fiscal 2008, the Company sold the net assets of its Nano Instruments product line which resulted in a net gain from discontinued operations of $0.10 per diluted share.

Cash Position

Cash and cash equivalents at the end of the third quarter totaled $118.9 million, compared to $99.3 million at the end of the fiscal 2009 second quarter. Operating activities generated cash of $21.2 million in the third quarter. During the period, the Company invested $1.8 million in capital expenditures, paid $2.5 million in dividends and purchased approximately 126,000 shares of common stock for $2.7 million.

Segment Results

Test Segment:

On a sequential basis, orders rose 23 percent compared to second quarter 2009, driven by a 27 percent increase in the organic business, partially offset by a 7 percent decrease in the SANS business. Also on a sequential basis, backlog decreased 8 percent to $153 million, which includes an 8 percent and 3 percent decline in the organic and SANS businesses, respectively.

On a year-over-year basis, orders for the Test segment were $65.5 million, a decrease of 29 percent. The organic business was down 33 percent due to lower volume across all geographies and a 3 percent unfavorable impact of currency translation, partially offset by a 7 percent increase from SANS. Third quarter fiscal 2008 orders included one large order (orders exceeding $5 million) totaling approximately $10 million. There were no such large orders in this quarter.

Revenue was $76.5 million, a decrease of 17 percent compared to last year. The organic business declined 21 percent, while SANS contributed 7 percent growth in the quarter. Currency translation unfavorably impacted revenue by 3 percent.

Gross profit was $26.9 million, a 20 percent reduction compared to last year. Third quarter gross margin rate was 35.2 percent, a decrease of 1.1 percentage points compared to the prior year. The organic business decreased 1.7 percentage points primarily resulting from lower volume and severance charges. SANS favorably impacted the gross margin rate by 0.6 percentage points.

Income from operations was $4.1 million, a year-over-year decrease of 60 percent. This includes a 75 percent decline in the organic business, primarily due to lower gross profit and severance charges, partially offset by reduced operating expenses. The organic business results include $1.0 million of severance charges. SANS broke even in the quarter.

MTS News Release

Sensors Segment:

On a sequential basis, orders decreased 3 percent compared to second quarter 2009 and backlog rose sequentially 11 percent to $10 million.

On a year-over-year basis, orders for the Sensors segment were $15.2 million, a decrease of 39 percent, due to lower volume across all geographies, including a 2 percent unfavorable impact of currency translation.

Revenue was $14.3 million, a decline of 42 percent from the prior year, driven by lower volume worldwide, and includes a 3 percent negative impact from currency translation.

Gross profit was $7.7 million, down 44 percent compared to last year. Third quarter gross margin rate was 54.0 percent, a decrease of 1.8 percentage points compared to third quarter fiscal 2008, resulting from lower volume.

Income from operations was $0.7 million, a decrease of 84 percent compared to third quarter fiscal 2008, due to lower gross profit partially offset by reduced operating expenses.

Outlook

The Company reaffirmed the fiscal 2009 full-year revenue and EPS outlook provided last quarter which stated that, without a significant improvement in orders in the second half of the year, full-year revenue would be down approximately 10 to 15 percent and earnings per share would decline approximately 50 percent. The outlook excludes Q4 cost-reduction charges.

Hamilton concluded, “This changing environment continues to present MTS with exciting opportunities for future growth. This includes renewable energy and environmentally friendly technologies where we help further innovation and in emerging geographies where we help build capabilities. MTS is financially strong and well positioned to take advantage of these trends.”

Third Quarter Conference Call

A conference call will be held on July 23, 2009, at 10 a.m. EDT (9 a.m. CDT). Call +1-719-457-2703; and state the Conference passcode “5489858.” Telephone re-play will be available through July 30, 2009. Call +1-719-457-0820.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through November 18, 2009.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,660 employees and revenue of $461 million for the fiscal year ended September 27, 2008. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Revenue	$90,779	$116,886	$315,040	$336,446
Cost of sales	56,175	69,640	194,702	199,904
Gross profit	34,604	47,246	120,338	136,542
Gross margin	38.1%	40.4%	38.2%	40.6%

Operating expenses:
Selling, general and administrative	25,597	28,299	80,512	83,631
Research and development	4,199	4,148	11,332	12,176
Total operating expenses	29,796	32,447	91,844	95,807

Income from operations	4,808	14,799	28,494	40,735
Operating margin	5.3%	12.7%	9.0%	12.1%

Interest (expense) income, net	(447)	944	(690)	2,161
Other income (expense), net	134	(416)	(133)	416

Income before income taxes and discontinued operations	4,495	15,327	27,671	43,312
Provision for income taxes	1,346	4,342	7,323	10,701
Income before discontinued operations	3,149	10,985	20,348	32,611

Discontinued operations:
(Loss) income from discontinued operations, net of tax	—	(686)	25	(417)
Net gain on disposal of discontinued businesses, net of tax	—	2,451	—	2,451
Income from discontinued operations, net of tax	—	1,765	25	2,034
Net income	$3,149	$12,750	$20,373	$34,645

Earnings per share:
Basic–
Income before discontinued operations	$0.19	$0.64	$1.21	$1.86
Discontinued operations:
Loss from discontinued operations, net of tax	—	(0.04)	—	(0.02)
Net gain on disposal of discontinued businesses, net of tax	—	0.14	—	0.14
Income from discontinued operations, net of tax	—	0.10	—	0.12
Earnings per share	$0.19	$0.74	$1.21	$1.98
Weighted average number of common shares outstanding - basic	16,741	17,150	16,839	17,484

Diluted–
Income before discontinued operations	$0.19	$0.64	$1.21	$1.84
Discontinued operations:
Loss from discontinued operations, net of tax	—	(0.04)	—	(0.02)
Net gain on disposal of discontinued businesses, net of tax	—	0.14	—	0.14
Income from discontinued operations, net of tax	—	0.10	—	0.12
Earnings per share	$0.19	$0.74	$1.21	$1.96
Weighted average number of common shares outstanding - diluted	16,765	17,324	16,878	17,683

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	June 27, 2009	September 27, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$118,942	$114,099
Accounts receivable, net	77,125	101,331
Unbilled accounts receivable	29,341	43,022
Inventories	49,764	46,135
Other current assets	15,859	18,030
Assets of discontinued operations	270	380
Total current assets	291,301	322,997

Property and equipment, net	57,258	50,534

Goodwill	16,135	1,668
Intangibles, net	22,131	4,363
Other assets	6,086	19,595
Total Assets	$392,911	$399,157

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings and current maturities of long-term debt	$41,353	$26,646
Accounts payable	16,843	28,567
Advance payments from customers	50,772	64,979
Other accrued liabilities	64,239	65,201
Liabilities of discontinued operations	174	177
Total current liabilities	173,381	185,570

Other long-term liabilities	11,007	8,645
Total Liabilities	184,388	194,215

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
16,672 and 16,976 shares issued and outstanding	4,168	4,244
Retained earnings	182,655	175,216
Accumulated other comprehensive income	21,700	25,482
Total shareholders’ investment	208,523	204,942
Total Liabilities and Shareholders’ Investment	$392,911	$399,157